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                                                                    EXHIBIT 99.1

                                    [VALUEVISION INTERNATIONAL, INC. LETTERHEAD]

[VALUEVISION LOGO]

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 11, 1999

                VALUEVISION ANNOUNCES DIVESTITURE OF CVI CATALOG
                  OPERATION FOR INITIAL PAYMENT OF $5 MILLION

   COMPANY TO RECEIVE UP TO ADDITIONAL $5.5 MILLION CONTINGENT ON PERFORMANCE

MINNEAPOLIS, MN, OCTOBER 11, 1999 - VALUEVISION INTERNATIONAL, INC. (NASDAQ:
VVTV), an integrated electronic and print media direct marketing company, today announced the sale of its wholly-owned subsidiary Catalog Ventures, Inc. (CVI) to privately-held Massachusetts based Potpourri Holdings, Inc. for an initial cash payment of approximately $5 million and up to an additional $5.5 million contingent upon the subsidiary's performance over the next 12 months. ValueVision intends to recognize the initial closing of the transaction in its third quarter ended October 31, 1999.

"The sale of CVI, at an attractive price for our shareholders, is consistent with our strategy of divesting our non-strategic assets," said Gene McCaffery, Chairman and Chief Executive Officer of ValueVision International, Inc. "We've enjoyed the business relationship we have had with CVI since acquiring them in 1996. CVI has been a positive contributor to our catalog operations over the past three years and should continue to be a positive contributor in the direct-mail business in the future.

"The divestiture of this business will enable our management team to better focus our time and energy on the launch and expansion of our SnapTV-branded home shopping network and Internet shopping website. These two shopping services, which will be launched in the near future with our NBCi partner, will integrate the television with the Internet and solidify ValueVision's position as a key player in the e-commerce industry. With the sale of CVI, ValueVision will have increased its cash position to nearly $300 million with virtually no debt, providing the Company with even more financial flexibility to pursue opportunistic acquisitions and additional strategic alliances," concluded Mr. McCaffery.

Jack Rosenfeld, Chief Executive Officer of Potpourri Holdings, Inc. said, "Potpourri's growth strategy includes an aggressive effort to locate synergistic add-on acquisitions. CVI represents another acquisition that will provide an even stronger base for Potpourri's catalog and e-commerce business."

CVI is a direct marketing company that publishes five consumer specialty catalogs that are mailed approximately monthly and include Nature's Jewelry, The Pyramid Collection, Serengeti, NorthStyle and Catalog Ventures' Favorites. For the fiscal year ended January 31, 1999, CVI reported total net sales of $31,674,000 and net income of $965,000.

ValueVision was represented in the sale of CVI by Gruppo, Levey & Co., an investment banking firm specializing in the direct marketing industry.



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ValueVision International, Inc.
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DIVESTITURE OF NON-STRATEGIC OPERATIONS

In fiscal 1999, the Company restructured and shut down ValueVision's Home Visions catalog operations as a result of deteriorating financial performance following the announcement of the bankruptcy filing of Montgomery Ward & Co., Incorporated in the summer of 1997.

Following the sale of CVI, ValueVision will own one remaining direct mail company, Beautiful Images, Inc.(BII), a manufacturer and marketer of women's undergarments and other women's apparel, which it also expects to divest in the near future.

ABOUT POTPOURRI HOLDINGS, INC.
Potpourri Holdings, Inc. is a multi-title catalog company with more than $80 million in annual revenue. HIG Capital LLC, a private investment firm, and Jack Rosenfeld, formerly CEO of Hanover Direct, a $550 million catalog/Internet company, purchased an interest in Potpourri last year. The company publishes the Potpourri, Expressions and Back in the Saddle gift/home catalogs and Stitchery and Counted Cross Stitch needlecraft catalogs.

ABOUT VALUEVISION INTERNATIONAL, INC.
ValueVision International, Inc. (Nasdaq: VVTV) owns and operates the third largest and fastest growing home shopping network and a companion Internet shopping website (www.vvtv.com), both which are being re-branded as SnapTV and SnapTV.com, respectively, as part of a wide-ranging direct e-commerce strategy the Company is pursuing with NBC Internet (NBCi). The moves are expected to position SnapTV and NBCi as the leaders in the ongoing convergence of television and the Internet, combining the promotional and selling power of television with the purely digital world of e-commerce. ValueVision, which is approximately 40% owned by GE Equity and NBC, offers live programming 24 hours per day, 7 days a week. As of September 14, 1999, approximately 32 million homes are able to receive the Company's programming on either a full or part-time basis. Subject to shareholder and regulatory approval, NBCi is a new entity being formed as a result of the proposed merger of Snap.com, XOOM.com and several Internet assets of NBC. For additional information on ValueVision please visit the Company's web site at http://www.vvtv.com or by fax, at no cost, dial 1-800-PRO-INFO, and enter code VVTV.

The Company's shares are traded on the NASDAQ Stock Market under the symbol VVTV. For additional information on ValueVision please visit the Company's web site at http://www.vvtv.com or by fax, at no cost, dial 1-800-PRO-INFO, and enter code VVTV.

(Note: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this news release contains statements that are forward-looking, such as statements relating to increased revenue and cable home distribution, the Company's future profitability, entrance into e-commerce and the continuing success in developing new strategic alliances (including the GE Equity and NBC alliance). There are certain important factors, such as consumer spending and debt levels, interest rates, competitive pressure on sales and pricing and the maintenance of distribution of the Company's programming that could cause results to differ materially from those forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including the possibility that revenues and cable distribution will not continually increase, that gross profit margins will decrease, that e-commerce will not be successful and other strategic alliances (including the GE Equity and NBC alliance) may not result in increased revenues, earnings or subscribers and that shareholders or regulators will not approve the proposed NBCi merger. For more information on the potential factors that could affect the Company's financial results, investors should refer to the Company's recent filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.


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